Exhibit 99.1

ION receives continued listing standards notice from the New York Stock Exchange

HOUSTON – December 23, 2021 – ION Geophysical Corporation (NYSE: IO) today announced that written notice was received from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with the continued listing standards set forth in Section 802.01B of the NYSE Listed Company Manual. ION is considered below criteria established by the NYSE for continued listing because its average market capitalization has been less than $50 million over a consecutive 30 trading-day period, and at the same time its last reported stockholders’ equity was below $50 million.

The Company intends to submit a plan that demonstrates its ability to bring the Company into conformity with the continued listing standards within six months. During the six-month period, the Company's shares will continue to be listed and traded on the NYSE, subject to its continued compliance with the plan and other NYSE continued listing standards.

“We have already begun preparation on our plan to restore compliance with the NYSE as our business continues to improve from industry lows and we review our strategic alternatives as announced on September 15, 2021,” said Chris Usher, ION's President and Chief Executive Officer.  “During this time, we will cooperatively work with the NYSE to return to compliance.”

About ION

ION develops and leverages innovative technologies, creating value through data capture, analysis and optimization to enhance critical decision-making, enabling superior returns. For more information, visit iongeo.com.

Contacts

ION (Investor relations)

Executive Vice President and Chief Financial Officer

Mike Morrison, +1 281.879.3615

mike.morrison@iongeo.com

ION (Media relations)

VP, Investor Relations & Strategy Execution

Sharon Wang-Stockton, +1 281.781.1204

sharon.wang-stockton@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; the ultimate benefits of our completed restructuring transactions; political, execution, regulatory, and currency risks; the outcome or changes, if any, of our consideration of various strategic alternatives; and the impact to our liquidity in the current uncertain macroeconomic environment. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2020, filed on February 12, 2021, and our Forms 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, filed on May 6, 2021, August 12, 2021, and November 3, 2021, respectively. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission (SEC), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.